UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         Current Report

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of
1934

        Date of Report (Date of earliest event reported)
                          March 1, 2000

                  CAMERON FINANCIAL CORPORATION
     (Exact name of registrant as specified in its charter)



       Delaware                       0-25516     43-1702410
(State or other jurisdiction of    (Commission       (IRS Employer
   of incorporation)               File Number) Identification No.)

1304 N. Walnut Street, Cameron, MO                     64429
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code: (816) 632-2154


                         Not Applicable
  (Former name or former address, if changed since last report)

Item 5.  Other Events.

PRESS RELEASE

FOR MORE INFORMATION                    FOR IMMEDIATE RELEASE
Contact David G. Just                   Date:  March 1, 2000
President
at (816) 632-2154

                  CAMERON FINANCIAL CORPORATION
                   ANNOUNCES MANAGEMENT CHANGE

Cameron, Missouri - Cameron Financial Corporation (NASDAQ: CMRN) announced today that President and Chief Executive Officer David G. Just has informed the Board of Directors of his intention to retire from active management of Cameron Financial Corporation and its subsidiaries, The Cameron Savings & Loan Association, F.A., and The Cameron Savings and Loan Service Corporation.

In action taken on February 29, 2000, the Board of Directors promoted Duane E. Kohlstaedt to Executive Vice President and Chief Executive Officer of the Company and the Association, replacing Mr. Just. Mr. Kohlstaedt was hired in April 1999 as Loan Department Manager for the Liberty Office of Cameron Savings. Prior to joining the Association, Mr. Kohlstaedt had worked in the Farm Credit System for nineteen years, managing the Cameron Farm Credit office for nine years before being promoted to Regional Vice President for Northwest Missouri, responsible for four Farm Credit System offices. Mr. Kohlstaedt is a graduate of the University of Missouri, Columbia, with a degree in agricultural finance. He resides with his family in Kearney, Missouri.

Jon N. Crouch, Cameron Financial Corporation Chairman, commented that Mr. Kohlstaedt's extensive prior experience should provide effective leadership for the Corporation and Cameron Savings into the future. Chairman Crouch further acknowledged the nearly twenty-three years of service provided by Mr. Just, during which time the Company has grown from a $60 million mutual institution to a $271 million holding company.

Mr. Just will continue to serve the Company and the Association in an executive capacity until his retirement, expected on October 13, 2000. He will serve as a management advisor and special projects leader until that date, and will also continue as a member of the Board of Directors. Mr. Just and his family will continue to live on their farm near Cameron.

At December 31, 1999, capital ratios of the Association exceeded all regulatory requirements. The Association currently operates three offices in Maryville, Mound City and Liberty, Missouri, in addition to the home office in Cameron, Missouri.


                           SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Cameron Financial Corporation

Date:  March 1, 2000               By:  /s/ David G. Just
                                        David G. Just
                                        President